EXHIBIT 99.1

Oil States Acquires Falcon Flowback Services

HOUSTON, Feb. 28, 2018 -- Oil States International, Inc. (NYSE:OIS) announced today that it has acquired Falcon Flowback Services, LLC (“Falcon”), a full service provider of flowback and well testing services for the separation and recovery of fluids, solid debris and proppant used during hydraulic fracturing operations. Falcon was acquired from Argonaut Private Equity, based in Tulsa, Oklahoma.

Falcon will provide additional scale and diversity to Oil States’ Completion Services well testing operations in key shale plays in the United States, with their seven service locations and over 400 employees.

The acquisition price was $85 million, on a cash-free and debt-free basis, and is subject to customary post-closing purchase price adjustments. The acquisition was funded by borrowings under Oil States’ revolving credit facility.

Cindy B. Taylor, Oil States’ President and Chief Executive Officer, commented, “With this acquisition of Falcon, we are able to expand our well testing footprint and equipment offerings which will afford Oil States greater scale and access to highly-trained field technicians in a tightening labor environment. We welcome Falcon’s employees to the Oil States family.”

About Oil States
Oil States International, Inc. is a global oilfield products and services company serving the drilling, completion, subsea, production and infrastructure sectors of the oil and gas industry. The Company’s manufactured products include highly engineered capital equipment as well as products consumed in the drilling, well construction and production of oil and gas. The Company is also a leading provider of completion services to the industry. Through its recent acquisition of GEODynamics, Inc., the Company is also a leading researcher, developer and manufacturer of engineered solutions to connect the wellbore with the formation in oil and gas well completions. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol “OIS”.

For more information on the Company, please visit Oil States International’s website at www.oilstatesintl.com.

Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties relating to Oil States' ability to retain Falcon's customers and employees, the ability to successfully integrate Falcon's operations, product lines, technology and employees into Oil States' operations, and the ability to achieve the expected synergies as well as accretion in earnings; risks associated with the general nature of the energy service industry; and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Company Contact:
Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582

Patricia Gil
Oil States International, Inc.
Director, Investor Relations
713-470-4860